Exhibit 99.1

J.B. Hunt Transport Services, Inc. 615 J.B. Hunt Corporate Drive Lowell, Arkansas 72745 (NASDAQ: JBHT)	Contact:	David G. Mee EVP, Finance/Administration and Chief Financial Officer (479) 820-8111

FOR IMMEDIATE RELEASE

J. B. HUNT TRANSPORT SERVICES, INC. REPORTS REVENUES AND EARNINGS

FOR THE FIRST QUARTER 2013

●	First Quarter 2013 Revenue:	$1.29 billion; up 11%
●	First Quarter 2013 Operating Income:	$125 million; up 7%
●	First Quarter 2013 EPS:	61 cents vs. 57 cents

LOWELL, ARKANSAS, April 11, 2013 - J. B. Hunt Transport Services, Inc., (NASDAQ:JBHT) announced first quarter 2013 net earnings of $73.3 million, or diluted earnings per share of 61 cents vs. first quarter 2012 net earnings of $67.7 million, or 57 cents per diluted share.

Total operating revenue for the current quarter was $1.29 billion, compared with $1.17 billion for the first quarter 2012. Load growth of 13% in Intermodal (JBI) and 47% in Integrated Capacity Solutions (ICS), helped drive 15% and 26% increases in segment revenue, respectively. Dedicated Contract Services (DCS) segment increased operating revenue by 9%, primarily from new long-term contracts currently being implemented, while Truck (JBT) segment revenue declined primarily from a 21% reduction in fleet size.

Operating income for the current quarter totaled $125 million vs. $117 million for the first quarter 2012. Combined, JBI and ICS operating income increased by approximately $18 million on higher load volume, improved freight mix and overhead cost controls. The increase in operating income was partially offset by higher equipment costs in the asset-based business units, higher claims costs from two old claims shared by all business units, contract implementation costs related to new customers for DCS and higher employee costs with lower asset utilization for JBT.

Net interest expense for the current quarter decreased by $0.7 million due to lower debt levels. The effective income tax rate for the quarter was consistent with last year at 38.25%.

Segment Information:

Intermodal (JBI)

●	First Quarter 2013 Segment Revenue:	$796 million; up 15%
●	First Quarter 2013 Operating Income:	$ 96.8 million; up 22%

Steady first quarter demand drove load growth of 13% over the prior year. Improved service levels and tighter capacity in the truck market contributed to our Eastern network growth of 19% and transcontinental growth of 10% compared to the prior year. Overall revenue grew 15% as a result of the volume growth and higher revenue per load, which is a combination of customer rates, fuel surcharges and freight mix.

Operating income increased 22% over the prior year. Increased equipment and maintenance costs, increased dray costs and higher dray purchase transportation costs were offset with the combination of steady demand and load growth, consistent and improved rail service, improved execution on dray movements and increased revenue per load. The current period ended with approximately 60,300 units of trailing capacity and 3,700 power units available to the dray fleet.

Dedicated Contract Services (DCS)

●	First Quarter 2013 Segment Revenue:	$279 million; up 9%
●	First Quarter 2013 Operating Income:	$21.9 million; down 22%

DCS revenue increased 9% during the current quarter while revenue, excluding fuel surcharges, increased 10%. Productivity, revenue per truck per week, excluding fuel surcharges, was up approximately 2% vs. first quarter 2012. A net additional 633 revenue producing trucks were added over the same period 2012, primarily from new accounts.

Operating income decreased by 22% from a year ago primarily due to increased equipment and maintenance costs, lower gains on equipment sales, increased bad debt expense and approximately $1.7 million in contract implementation costs for new long-term customers. These implementation costs include, but are not limited to, driver and management hiring costs and relocation, personnel travel costs, equipment repositioning costs, technology design and integration, and telecommunication and operational system infrastructure. These exceptionally large private fleet conversions will take approximately 6 to 8 months to fully implement. Additional implementation costs expected to be expensed in the coming periods are estimated to be $2.5 million.

Integrated Capacity Solutions (ICS)

●	First Quarter 2013 Segment Revenue:	$122 million; up 26%
●	First Quarter 2013 Operating Income:	$5.2 million; up 27%

ICS revenue increased 26% vs. first quarter 2012, mostly due to a 47% increase in load volume and higher pricing in our transactional business. Volumes grew faster than revenue primarily due to a change in freight mix driven by customer demand. Both transactional and contractual business continued to grow, however the contractual business grew faster to become 69% of total volumes vs. 59% in first quarter 2012.

Operating income increased 27% over the same period in 2012 primarily from the increased revenue and improved overhead cost controls. Gross profit margin declined to 13.0% in the current quarter vs. 14.3% at the same time last year due to increased rates paid to carriers from tighter supply and a competitive brokerage environment. ICS’s carrier base increased 9% and our employee count increased 16% compared to first quarter 2012.

Truck (JBT)

●	First Quarter 2013 Segment Revenue:	$102 million; down 21%
●	First Quarter 2013 Operating Income:	$1.1 million; down 78%

JBT revenue decreased 21% compared to the same quarter 2012 primarily from a 21% reduction in fleet size and lower utilization per truck. Excluding fuel surcharges, revenue for the current quarter decreased by 21%. Rate per loaded mile, excluding fuel surcharges, increased 3.8% over the same period last year but on a 9.8% shorter length of haul. Rates from consistent shippers improved 0.5% year-over-year. At the end of the current quarter, our tractor count was 2,011 compared to 2,561 in first quarter 2012.

Operating income for the current quarter decreased 78% compared to the same quarter of 2012. Increased rate per loaded mile, lower fuel costs and lower claims costs were offset by increases in driver and independent contractor costs per mile, higher office salaries per tractor, higher maintenance and equipment costs per unit, and fewer gains on equipment sales compared to the first quarter of 2012.

Cash Flow and Capitalization:

As of March 31, 2013, we had a total of $593 million outstanding on various debt instruments compared to $702 million on March 31, 2012, and $685 million on December 31, 2012.

Our net capital expenditures for the first quarter 2013 approximated $115 million compared to $84 million for the first quarter 2012. As of March 31, 2013, we had cash and cash equivalents of $5.7 million.

We did not purchase any shares of our common stock during the quarter. As of March 31, 2013, we had approximately $453 million remaining under our share repurchase authorization. Actual shares outstanding on March 31, 2013 approximated 117 million.

This press release may contain forward-looking statements, which are based on information currently available. Actual results may differ materially from those currently anticipated due to a number of factors, including, but not limited to, those discussed in Item 1A of our Annual Report filed on Form 10-K for the year ended December 31, 2012. We assume no obligation to update any forward-looking statement to the extent we become aware it will not be achieved for any reason. This press release and additional information will be available immediately to interested parties on our web site, www.jbhunt.com.

J.B. HUNT TRANSPORT SERVICES, INC.

Condensed Consolidated Statements of Earnings

(in thousands, except per share data)

(unaudited)

	Three Months Ended March 31
	2013		2012
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$1,038,940		$938,683
Fuel surcharge revenues	252,647		227,239
Total operating revenues	1,291,587	100.0%	1,165,922	100.0%

Operating expenses
Rents and purchased transportation	644,533	49.9%	556,117	47.7%
Salaries, wages and employee benefits	263,724	20.4%	250,044	21.4%
Fuel and fuel taxes	116,560	9.0%	120,554	10.3%
Depreciation and amortization	60,730	4.7%	56,120	4.8%
Operating supplies and expenses	44,914	3.5%	39,811	3.4%
Insurance and claims	12,770	1.0%	11,045	1.0%
General and administrative expenses, net of asset dispositions	10,985	0.8%	3,995	0.4%
Operating taxes and licenses	7,513	0.6%	7,142	0.6%
Communication and utilities	4,819	0.4%	4,497	0.4%
Total operating expenses	1,166,548	90.3%	1,049,325	90.0%
Operating income	125,039	9.7%	116,597	10.0%
Net interest expense	6,256	0.5%	6,987	0.6%
Earnings before income taxes	118,783	9.2%	109,610	9.4%
Income taxes	45,434	3.5%	41,926	3.6%
Net earnings	$73,349	5.7%	$67,684	5.8%
Average diluted shares outstanding	119,825		119,750
Diluted earnings per share	$0.61		$0.57

Financial Information By Segment
(in thousands)
(unaudited)
	Three Months Ended March 31
	2013		2012
		% Of		% Of
	Amount	Total	Amount	Total

Revenue

Intermodal	$796,262	62%	$694,116	60%
Dedicated	279,083	22%	255,852	22%
Integrated Capacity Solutions	122,321	9%	97,052	8%
Truck	101,845	8%	128,156	11%
Subtotal	1,299,511	101%	1,175,176	101%
Intersegment eliminations	(7,924)	(1% )	(9,254)	(1% )
Consolidated revenue	$1,291,587	100%	$1,165,922	100%

Operating income

Intermodal	$96,794	77%	$79,430	68%
Dedicated	21,946	18%	28,149	24%
Integrated Capacity Solutions	5,174	4%	4,064	4%
Truck	1,095	1%	4,884	4%
Other (1)	30	0%	70	0%
Operating income	$125,039	100%	$116,597	100%

(1) Includes corporate support activity

Operating Statistics by Segment
(unaudited)

	Three Months Ended March 31
	2013	2012

Intermodal

Loads	367,766	324,142
Average length of haul	1,691	1,704
Revenue per load	$2,165	$2,141
Average tractors during the period *	3,665	3,185

Tractors (end of period)
Company-owned	3,230	2,956
Independent contractor	482	299
Total tractors	3,712	3,255

Net change in trailing equipment during the period	1,343	331
Trailing equipment (end of period)	60,305	54,837
Average effective trailing equipment usage	55,938	50,596

Dedicated

Loads	398,299	351,187
Average length of haul	198	208
Revenue per truck per week**	$4,149	$4,069
Average trucks during the period***	5,322	4,881

Trucks (end of period)
Company-owned	5,119	4,600
Independent contractor	13	18
Customer-owned (Dedicated operated)	363	244
Total trucks	5,495	4,862

Trailing equipment (end of period)	17,466	11,163
Average effective trailing equipment usage	17,737	12,435

Integrated Capacity Solutions

Loads	99,923	68,138
Revenue per load	$1,224	$1,424
Gross profit margin	13.0%	14.3%
Employee count (end of period)	441	379
Approximate number of third-party carriers (end of period)	32,600	29,800

Truck

Loads	97,886	116,904
Average length of haul	449	498
Loaded miles (000)	43,606	57,551
Total miles (000)	51,062	66,264
Average nonpaid empty miles per load	75.4	73.8
Revenue per tractor per week**	$3,886	$3,822
Average tractors during the period*	2,083	2,615

Tractors (end of period)
Company-owned	1,190	1,563
Independent contractor	821	998
Total tractors	2,011	2,561

Trailers (end of period)	8,460	9,285
Average effective trailing equipment usage	7,416	8,154

* Includes company-owned and independent contractor tractors
** Using weighted workdays
*** Includes company-owned, independent contractor, and customer-owned trucks

J.B. HUNT TRANSPORT SERVICES, INC.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	March 31, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$5,747	$5,589
Accounts Receivable	529,333	466,011
Prepaid expenses and other	80,118	82,932
Total current assets	615,198	554,532
Property and equipment	2,982,697	2,904,706
Less accumulated depreciation	1,041,271	1,019,232
Net property and equipment	1,941,426	1,885,474
Other assets	29,495	24,635
	$2,586,119	$2,464,641

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Current debt	$200,000	$100,000
Trade accounts payable	374,968	266,722
Claims accruals	49,850	47,442
Accrued payroll	54,485	70,647
Other accrued expenses	47,168	17,199
Deferred income taxes	750	750
Total current liabilities	727,221	502,760

Long-term debt	393,289	585,347
Other long-term liabilities	53,815	53,050
Deferred income taxes	536,022	531,624
Stockholders' equity	875,772	791,860
	$2,586,119	$2,464,641

Supplemental Data

(unaudited)

	March 31, 2013	December 31, 2012

Actual shares outstanding at end of period (000)	117,583	117,529

Book value per actual share outstanding at end of period	$7.45	$6.74

	Three Months Ended March 31
	2013	2012

Net cash provided by operating activities (000)	$206,759	$146,272

Net capital expenditures (000)	$115,058	$83,782